Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Fourth Quarter and Record Full Year 2017 Financial Results; Increases 2018 Full Year Outlook

Year Ended 2017 Summary

•                  Net Income of $328 million and diluted EPS of $7.30

•                  Adjusted EPS of $8.13

•                  Adjusted EBITDA of $642 million

•                  Cash provided by operating activities of $391 million and Free Cash Flow of $244 million

Fourth Quarter 2017 Summary

•                  Net Income of $118 million and diluted EPS of $2.63

•                  Adjusted EPS of $2.14

•                  Adjusted EBITDA of $169 million

•                  Cash provided by operating activities of $196 million and Free Cash Flow of $158 million

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2017	2016	2017	2016
Net Sales	1,102	917	4,448	3,717
Net Income	118	79	328	318
EPS(Diluted) ($)	2.63	1.72	7.30	6.70
Adjusted Net Income*	96	77	366	346
Adjusted EPS ($)*	2.14	1.68	8.13	7.28
EBITDA*	189	142	592	577
Adjusted EBITDA*	169	142	642	611

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — February 19, 2018 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its fourth quarter and record full year 2017 financial results with net sales of $1,102 million and $4,448 million, respectively; net income of $118 million and $328 million, respectively; and earnings per diluted share of $2.63 and $7.30, respectively. Fourth quarter and full year Adjusted EBITDA was $169 million and $642 million, respectively, and Adjusted EPS was $2.14 and $8.13, respectively.

Net sales in the fourth quarter increased 20% versus prior year driven primarily by the pass through of higher raw material costs as well as currency. Fourth quarter net income of $118 million, which included a pre-tax gain of approximately $22 million related to changes made to certain Company pension plans, was $39 million higher than prior year. Fourth quarter Adjusted EBITDA of $169 million was $27 million higher than prior year. The higher operational profitability was due primarily to higher styrene, polystyrene, polycarbonate, and Latex Binders margins as well as higher Performance Plastics sales volume. These impacts were partially offset by lower Synthetic Rubber sales volume.

Net sales in the full year increased 20% versus prior year driven primarily by the pass through of higher raw material costs. Full year net income of $328 million was $10 million higher than prior year. This increase was driven by improved performance in the Feedstocks, Basic Plastics, and Latex Binders segments due to higher margin. These improvements were partially offset by lower performance in the Americas Styrenics, Synthetic Rubber, and Performance Plastics segments, in addition to a $65 million pre-tax loss on extinguishment of debt in the current year. Adjusted EBITDA in the full year of $642 million was $31 million higher than prior year which was comprised of about $55 million of fundamental business improvement, partially offset by about $24 million of unfavorable net timing impacts.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We continue to be encouraged by our performance. Our fourth quarter results were above the guidance we provided during our third quarter call due to strong operating conditions in several segments as well as pricing initiatives that resulted in higher than expected margins. For the second consecutive year we had record net income and Adjusted EBITDA.”

Pappas continued, “We also had very strong cash generation during the year, and we continue to return cash to shareholders. During 2017 we repurchased approximately 1.4 million shares, utilizing about $89 million of cash, and we increased the dividend by 20%. In total, we returned nearly $150 million to shareholders via these actions. In addition, we completed our first acquisition, API Plastics, and we continue to make excellent progress on our other growth initiatives, including the SSBR expansion and pilot plant in Synthetic Rubber, and the ABS capacity in China, which are now all in operation.”

Fourth Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $250 million for the quarter increased 4% versus prior year primarily from the pass through of higher raw material costs. Lower sales volume decreased revenue by 11%, excluding the divested Latin America business, driven by lower sales volume in the North America and Europe paper and carpet markets. Adjusted EBITDA of $33 million was $9 million above prior year from higher margin in Asia due to better market conditions, which was partially offset by lower sales volume.

•                  Synthetic Rubber net sales of $127 million for the quarter increased 2% versus prior year primarily due to currency as well as the pass through of higher raw material costs. These impacts were partially offset by lower sales volume which was driven by customer destocking, shipment delays, and a softer tire market. Adjusted EBITDA of $15 million was $14 million below prior year from lower sales volume as well as favorable prior year net timing impacts.

•                  Performance Plastics net sales of $227 million for the quarter was 37% above prior year including a 9% increase from the acquisition of API Plastics. In addition, net sales increased due to higher sales volume to the North America automotive and Asia consumer electronics and automotive markets as well as the pass through of higher raw material costs. Adjusted EBITDA of $43 million was $11 million above prior year primarily from higher sales volume.

•                  Basic Plastics net sales of $395 million for the quarter was 22% above prior year due mainly to the pass through of higher raw material costs, currency, and higher ABS sales volume. Adjusted EBITDA of $44 million was $11 million above prior year due primarily to higher polystyrene and polycarbonate margin in Europe, from more favorable market conditions, as well as higher ABS sales volume.

•                  Feedstocks net sales of $103 million for the quarter was 61% above prior year due to higher styrene-related sales volume as well as higher styrene prices. Adjusted EBITDA of $24 million was $10 million above prior year from higher styrene margin in Europe.

•                  Americas Styrenics Adjusted EBITDA of $31 million for the quarter was flat versus prior year as higher margin was offset by lower polystyrene sales volume.

Fourth Quarter and Full Year Cash Generation

Cash provided by operating activities for the fourth quarter was $196 million and capital expenditures were $38 million, resulting in Free Cash Flow for the quarter of $158 million. Fourth quarter cash from operations and Free Cash Flow included a favorable impact of approximately $34 million from lower working capital. Cash provided by operating activities for the full year was $391 million and capital expenditures were $147 million, resulting in Free Cash Flow for the year of $244 million. Full year cash from operations and Free Cash Flow included an unfavorable impact of approximately $127 million from higher working capital primarily from increasing raw material prices as well as additional working capital requirements from growth initiatives such as the acquisition of API Plastics, and the new SSBR and ABS capacity.

At the end of the year the Company had $433 million of cash reflecting the expenditures of $82 million for the purchase of API Plastics, net of cash acquired, as well as $128 million related to the successful debt refinancing earlier in the year. For a reconciliation of Free Cash Flow to cash provided by operating activities, see note 3 below.

Outlook

•                  First quarter 2018 net income of $104 million to $113 million, and earnings per diluted share of $2.34 to $2.52

•                  First quarter 2018 Adjusted EBITDA of $175 million to $185 million and Adjusted EPS of $2.34 to $2.52

The Company is updating previously issued guidance as follows:

•                  Full year 2018 net income of $369 million to $386 million and earnings per diluted share of $8.26 to $8.63

•                  Full year 2018 Adjusted EBITDA of $640 million to $660 million and Adjusted EPS of $8.26 to $8.63

Commenting on the outlook for the first quarter and full year 2018 Pappas said, “We expect strong performance in the first quarter from higher styrene margins, including impacts from planned and unplanned styrene production outages, as well as continued, healthy fundamentals across our segments.”

Pappas continued, “Looking ahead to the full year performance, we are increasing our prior 2018 net income and Adjusted EBITDA guidance as we continue to see strong business fundamentals, and as we expect a favorable impact from unplanned styrene outages in the first quarter. In addition, we expect continued strong cash generation for the year. As we move forward, we remain committed to balancing future growth initiatives with returning capital to shareholders. I am very proud of the company’s performance in 2017, and we remain focused on achieving a very strong 2018 and delivering returns to shareholders.”

For a reconciliation of fourth quarter and full year 2017, as well as first quarter and full year 2018, net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.3 of our Form 8-K, dated February 19, 2018, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter and full year 2017 financial results tomorrow, Tuesday, February 20, 2018 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 (833) 241-7248

Participant International Dial-In Number: +1 (647) 689-4212

Conference ID / passcode: 5197679

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its fourth quarter and full year 2017 financial results, including management’s commentary, on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 20, 2019.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, appliances, consumer electronics, medical devices, electrical, building and construction, textile, paper and board, footwear and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and approximately 2,200 employees. For more information visit www.trinseo.com

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and, Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “outlook,” “guidance,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$1,101.9	$917.5	$4,448.1	$3,716.6
Cost of sales	918.0	779.6	3,794.1	3,129.0
Gross profit	183.9	137.9	654.0	587.6
Selling, general and administrative expenses	57.5	60.9	239.0	241.5
Equity in earnings of unconsolidated affiliates	30.6	34.4	123.7	144.7
Operating income	157.0	111.4	538.7	490.8
Interest expense, net	14.8	18.4	70.1	75.0
Loss on extinguishment of long-term debt	—	—	65.3	—
Other expense (income), net	(1.9)	(6.0)	(7.8)	10.5
Income before income taxes	144.1	99.0	411.1	405.3
Provision for income taxes	26.4	20.5	82.8	87.0
Net income	$117.7	$78.5	$328.3	$318.3
Weighted average shares- basic	43.7	44.6	43.8	46.5
Net income per share- basic	$2.69	$1.76	$7.49	$6.84
Weighted average shares- diluted	44.7	45.8	45.0	47.5
Net income per share- diluted	$2.63	$1.72	$7.30	$6.70

Dividends per share	$0.36	$0.30	$1.38	$0.90

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions, except per share data)

(Unaudited)

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$432.8	$465.1
Accounts receivable, net of allowance for doubtful accounts	685.5	564.4
Inventories	510.4	385.3
Other current assets	17.5	18.1
Total current assets	1,646.2	1,432.9

Investments in unconsolidated affiliates	152.5	191.4
Property, plant and equipment, net of accumulated depreciation	627.0	510.0
Other assets
Goodwill	72.5	38.0
Other intangible assets, net	207.5	177.3
Deferred income tax assets	35.5	43.8
Deferred charges and other assets	30.8	27.9
Total other assets	346.3	287.0
Total assets	$2,772.0	$2,421.3

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$7.0	$5.0
Accounts payable	436.8	378.0
Income taxes payable	35.9	23.8
Accrued expenses and other current liabilities	146.9	135.4
Total current liabilities	626.6	542.2
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,165.0	1,160.4
Deferred income tax liabilities	49.2	24.8
Other noncurrent obligations	256.4	246.2
Total noncurrent liabilities	1,470.6	1,431.4

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000.0 shares authorized (December 31, 2017: 48.8 shares issued and 43.4 shares outstanding ; December 31, 2016: 48.8 shares issued and 44.3 shares outstanding)	0.5	0.5
Additional paid-in-capital	578.8	573.7
Treasury shares, at cost (December 31, 2017: 5.4 shares; December 31, 2016: 4.5 shares)	(286.8)	(217.5)
Retained Earnings	527.9	261.2
Accumulated other comprehensive loss	(145.6)	(170.2)
Total shareholders’ equity	674.8	447.7
Total liabilities and shareholders’ equity	$2,772.0	$2,421.3

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Cash provided by operating activities	$391.3	$403.7

Cash flows from investing activities
Capital expenditures	(147.4)	(123.9)
Cash paid to acquire a business, net of cash acquired	(82.3)	—
Proceeds from the sale of businesses and other assets	46.2	2.0
Distributions from unconsolidated affiliates	0.9	4.8
Other investing cash outflows	—	(0.2)
Cash used in investing activities	(182.6)	(117.3)

Cash flows from financing activities
Deferred financing fees	(21.5)	—
Short-term borrowings, net	(0.3)	(0.3)
Purchase of treasury shares	(88.9)	(215.1)
Dividends paid	(58.0)	(27.3)
Proceeds from exercise of option awards	9.3	0.2
Withholding taxes paid on restricted share units	(0.3)	(0.1)
Net proceeds from issuance of 2024 Term Loan B	700.0	—
Repayments of 2024 Term Loan B	(1.8)	—
Repayments of 2021 Term Loan B	(492.5)	(5.0)
Net proceeds from issuance of 2025 Senior Notes	500.0	—
Repayments of 2022 Senior Notes	(746.0)	—
Prepayment penalty on long-term debt	(53.0)	—
Cash used in financing activities	(253.0)	(247.6)
Effect of exchange rates on cash	12.0	(5.0)
Net change in cash and cash equivalents	(32.3)	33.8
Cash and cash equivalents—beginning of period	465.1	431.3
Cash and cash equivalents—end of period	$432.8	$465.1

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(In millions)	2017	2016	2017	2016
Latex Binders	$250.3	$240.8	$1,097.1	$925.3
Synthetic Rubber	126.8	124.4	582.8	450.7
Performance Plastics	226.5	165.6	808.3	693.4
Basic Plastics	395.5	323.0	1,552.2	1,352.7
Feedstocks	102.8	63.7	407.7	294.5
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,101.9	$917.5	$4,448.1	$3,716.6

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
(In millions, except per share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$117.7	$78.5	$328.3	$318.3
Interest expense, net	14.8	18.4	70.1	75.0
Provision for income taxes	26.4	20.5	82.8	87.0
Depreciation and amortization	30.3	24.7	110.6	96.4
EBITDA	$189.2	$142.1	$591.8	$576.7
Loss on extinguishment of long-term debt	—	—	65.3	—	Loss on extinguishment of long-term debt
Net loss (gain) on disposition of businesses and assets (a)	—	1.8	(9.7)	15.1	Other expense (income), net
Restructuring and other charges (b)	1.2	4.9	6.0	23.5	Selling, general, and administrative expenses
Acquisition transaction and integration costs (c)	(0.1)	—	4.7	—	Cost of sales; Selling, general and administrative expenses
Asset impairment charges or write-offs (d)	—	—	4.3	—	Cost of sales; Selling, general and administrative expenses
Other items (e)	(21.6)	(6.8)	(19.9)	(4.4)	Cost of sales; Selling, general and administrative expenses; Other expense (income), net
Adjusted EBITDA	$168.7	$142.0	$642.5	$610.9
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$168.7	$142.0	$642.5	$610.9
Interest expense, net	14.8	18.4	70.1	75.0
Provision for income taxes — Adjusted (f)	28.4	22.0	98.2	94.6
Depreciation and amortization — Adjusted (g)	30.0	24.7	108.6	95.4
Adjusted Net Income	$95.5	$76.9	$365.6	$345.9
Adjusted EPS	$2.14	$1.68	$8.13	$7.28

Adjusted EBITDA by Segment:
Latex Binders	$33.3	$24.3	$138.5	$94.3
Synthetic Rubber	15.0	29.1	83.3	110.9
Performance Plastics	42.6	32.5	122.4	136.2
Basic Plastics	43.9	33.1	156.7	148.2
Feedstocks	24.2	14.2	110.5	80.2
Americas Styrenics	30.6	30.9	122.9	135.8
Corporate unallocated	(20.9)	(22.1)	(91.8)	(94.7)
Adjusted EBITDA	$168.7	$142.0	$642.5	$610.9

(a)                  Net gain on disposition of businesses and assets during the year ended December 31, 2017 relates primarily to the sale of our 50% share in Sumika Styron Polycarbonate to Sumitomo Chemical Company Limited. Net loss on disposition of businesses and assets during the year ended December 31, 2016 presented above relates to impairment charges recorded for the loss on sale of the Company’s primary operating entity in Brazil, which included both latex binders and automotive businesses.

(b)                  Restructuring and other charges for the 2017 periods presented above primarily relate to employee termination benefit and decommissioning charges incurred in connection with the decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy, as well as employee termination benefit charges related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands. Restructuring and other charges for the 2016 periods presented above primarily relate to approximately $20.0 million in charges incurred during the year ended December 31, 2016 in connection with the Livorno, Italy action discussed above, approximately $3.9 million of which was incurred during the three months ended December 31, 2016. The remaining restructuring charges for 2016 relate to the Company’s decision to divest our operations in Brazil as well as the closure of our Allyn’s Point latex binders manufacturing facility.

Note that the accelerated depreciation charges incurred as part of both the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands as well as the closure of our Allyn’s Point facility are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)                   Acquisition transaction and integration costs for the 2017 periods presented above relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Plastics, which closed in July 2017. These costs also include a non-cash fair value inventory adjustment recorded in conjunction with this acquisition.

(d)                  Asset impairment charges or write-offs for the year ended December 31, 2017 relate to the impairment of certain long-lived assets within the Company’s Performance Plastics segment.

(e)                   Other items for the 2017 periods presented above primarily relate to a curtailment gain recorded as a result of changes to certain of the  Company’s pension plans in Europe, offset by fees incurred in conjunction with the Company’s debt refinancing which was completed during the third quarter of 2017. Other items for the year ended December 31, 2016 primarily includes other income of $6.9 million from the effective settlement of certain value-added tax positions, which were recorded during the fourth quarter of 2016, offset by $2.5 million of fees incurred in conjunction with the Company’s secondary offerings completed during the year.

(f)                    Adjusted to remove the tax impact of loss on extinguishment of long term debt and the items noted in (a), (b), (c), (d), (e) and (g). For the full year and fourth quarter, the income tax expense (benefit) related to these items was determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred.

The three months and year ended December 31, 2017 exclude net benefits of $9.7 million and $0.8 million related to adjustments in reserves for uncertain tax positions and provision to return adjustments, respectively, partially offset by the exclusion of net detriments of $3.0 million related to jurisdictional tax rate changes, including the impact of U.S. tax reform. The three months and year ended December 31, 2016 exclude a net benefit of $0.6 million and $0.9 million, respectively, related to adjustments in reserves for uncertain tax positions. The three months and year ended December 31, 2016 also excluded $0.5 million and $1.6 million, respectively, in benefits recognized related to provision to return adjustments.

(g)                   For the full year ended December 31, 2017, the amount excludes accelerated depreciation of $2.0 million related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands. For the full year ended December 31, 2016, the amount excludes accelerated depreciation of $0.5 million related to the closure of our Allyn’s Point facility.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended March 31, 2018, as well as for the full year ended December 31, 2018.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended
(In millions, except per share data)	March 31, 2018	December 31, 2018
Adjusted EBITDA	$175 – 185	$640 – 660
Interest expense, net	(15)	(60)
Provision for income taxes	(25) – (26)	(87) – (90)
Depreciation and amortization	(31)	(124)
Reconciling items to Adjusted EBITDA (h)	—	—
Net Income	104 – 113	369 – 386
Reconciling items to Adjusted Net Income (h)	—	—
Adjusted Net Income	104 – 113	369 – 386

Weighted average shares- diluted (i)	44.7	44.7
Adjusted EPS	$2.34 – 2.52	8.26 – 8.63

(h)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended March 31, 2018 and full year ended December 31, 2018, we have not included estimates for these items.

(i)                      Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(in millions)	2017	2016	2017	2016
Cash provided by operating activities	$196.5	$79.0	$391.3	$403.7
Capital expenditures	(38.5)	(41.2)	(147.4)	(123.9)
Free Cash Flow	$158.0	$37.8	$243.9	$279.8